Signature of Reporting Person

HM4-EQ COINVESTORS, L.P.

By:      Hicks, Muse GP Partners IV, L.P., its general partner

By:      Hicks, Muse Fund IV, LLC, its general partner

By:      /s/ David W. Knickel
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         David W. Knickel
         Vice President and Chief Financial Officer